UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 27, 2018

iRhythm Technologies, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	0001-37918	20-8149544
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

650 Townsend Street, Suite 500

San Francisco, California 94103

(Address of principal executive office) (Zip Code)

(415) 632-5700

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Operating Officer

On June 27, 2018, the Board of Directors (“Board”) of iRhythm Technologies, Inc. (the “Company”) appointed Karim Karti to serve as Chief Operating Officer of the Company, effective July 23, 2018. Mr. Karti’s appointment is further described in the press release furnished as Exhibit 99.1.

Mr. Karti, 49, joins the Company most recently from GE Healthcare, where he served in a variety of roles during his twenty-two year tenure, most recently as President and Chief Executive Officer of the Imaging Division from January 2016 to June 2018.  Prior to that, he served as the Chief Marketing Officer from 2013 to 2015, the Chief Executive Officer of the Emerging Markets Division from 2010 to 2013, the President and Chief Executive Officer of GE Healthcare Korea from 2009 to 2010, Vice President of Service Sales and Marketing in Europe from 2006 to 2008, along with several other leadership roles within GE Healthcare. Mr. Karti began his career with Procter & Gamble in Brand Management.  He received an engineering degree from Ecole Centrale de Lyon and completed the entrepreneurship program at Ecole Superieure de Commerce de Lyon.

There is no arrangement or understanding between Mr. Karti and any other persons pursuant to which Mr. Karti was appointed as Chief Operating Officer. There are no family relationships between Mr. Karti and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, nor are any such transactions currently proposed.

Mr. Karti’s Compensation Arrangements

Pursuant to an Employment Offer Letter between the Company and Mr. Karti, dated as of June 12, 2018 (the “Offer Letter”), Mr. Karti will be entitled to receive as compensation (i) a base salary of $450,000; (ii) a discretionary annual bonus targeted at 90% of his base salary, subject to achievement of mutually agreed performance goals and payable within 60 days after the close of a calendar year; (iii) a stock option award valued at $1,000,000; (iv) a restricted stock unit award valued at $1,000,000; (v) a lump-sum relocation payment of $1,000,000 plus up to $50,000 in eligible relocation expenses; and (vi) other standard benefits provided to each of the Company’s executive officers.  Each of the stock option award and restricted stock award vest over four years and the relocation payment are expenses are subject to repayment if Mr. Karti voluntarily resigns or is terminated for cause within his first two years of service.

The Company and Mr. Karti also entered into a Change of Control and Severance Agreement, effective as of July 23, 2018 (the “Severance Agreement”). The Severance Agreement provides for the payment of benefits to Mr. Karti in the event that (a) he resigns for “Good Reason” or is terminated, provided that his termination is other than for “Cause” (as such terms are defined in the Severance Agreement), death or disability; or (b) within three months and prior to twelve months following a “Change of Control” (the “Change of Control Period”), he resigns for “Good Reason” or is terminated, provided that his termination is other than for “Cause,” death or disability. The benefits payable upon a qualifying termination outside the Change of Control Period are: (i) continued payment of base salary for nine months; and (ii) paid COBRA benefits for nine months. The benefits payable upon a qualifying termination within the Change of Control Period are (i) continued payment of base salary for fifteen months; (ii) a lump sum payment equal to 100% of his target bonus in effect for the fiscal year in which the termination occurs; (iii) paid COBRA benefits for fifteen months; and (iv) accelerated vesting as to 100% of unvested stock options and/or restricted stock.

In order to receive the severance benefits under the Severance Agreement described above, Mr. Karti is obligated to execute a release of claims against us and to continue to comply with the terms of applicable proprietary agreements and other post-employment restrictive covenants.

The summaries of the Offer Letter and Severance Agreement set forth above do not purport to be complete and are qualified in their entirety by reference to the full text of such documents. The Company will file the Offer Letter and the Severance Agreement as exhibits to its Quarterly Report on Form 10-Q for the quarter ending June 30, 2018.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release issued by iRhythm Technologies, Inc. dated June 27, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRHYTHM TECHNOLOGIES, INC.

By:/s/ Kevin M. King
Kevin M. King President, Chief Executive Officer and Director

Date:  June 28, 2018